Shareholder meeting results (Unaudited)
February 27, 2014 special meeting

At the meeting, each of the nominees for Trustees was elected as follows:

                   Votes for      Votes withheld
Liaquat Ahamed     55,511,831        1,928,831
Ravi Akhoury       55,538,167        1,902,495
Barbara M. Baumann 55,796,892        1,643,770
Jameson A. Baxter  55,808,512        1,632,150
Charles B. Curtis  55,743,844        1,696,818
Robert J. Darretta 55,731,009        1,709,653
Katinka Domotorffy 55,587,888        1,852,774
John A. Hill       55,805,275        1,635,387
Paul L. Joskow     55,807,596        1,633,067
Kenneth R. Leibler 55,768,192        1,672,470
Robert E. Patterson 55,779,277       1,661,385
George Putnam, III 55,730,564        1,710,098
Robert L. Reynolds 55,796,756        1,643,906
W. Thomas Stephens 55,796,638        1,644,024

A proposal to approve a new management contract between the fund and Putnam Management was approved as follows:

Votes for Votes against Abstentions Broker non votes
46,505,623  1,122,183    2,319,981   7,492,875

A proposal to adopt an Amended and Restated Declaration of Trust was approved as follows:

Votes for Votes against Abstentions Broker non votes
46,132,082  1,213,335   2,602,371    7,492,873

All tabulations are rounded to the nearest whole number.